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                              ***** Text Omitted and Filed Separately
                                    Confidential Treatment Requested
                                    Under 17 C.F.R. Sections 200.80,
                                    200.83 and 240.24b-2.

                                                                   EXHIBIT 10.11

                                                                    CONFIDENTIAL

                                LICENSE AGREEMENT

        THIS LICENSE AGREEMENT (the "Agreement") is made as of the 20th day of June, 1994, by and between Stac Electronics, a California corporation having its main office and place of business at 5993 Avenida Encinas, Carlsbad, California 92008 ("Stac") and Microsoft Corporation having its main office and place of business at One Microsoft Way, Redmond, WA 98052-6399 ("Microsoft").

                                    RECITALS

        1. Stac is the owner of the Stac Patents herein defined which embody certain algorithms and techniques that allow lossless compression and decompression of data. Microsoft is the owner of the Microsoft Developer Information herein defined and the Microsoft Patents herein defined which embody certain algorithms and techniques that allow lossless compression and decompression of data.

        2. Stac and Microsoft are parties to that certain Settlement Agreement of even date herewith ("Settlement Agreement") which provides for the execution, delivery and performance of this Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1.      DEFINITIONS

        1.1 "MICROSOFT COMPRESSION INTERFACES" means the set of detailed rules, designs, specifications, application programming interfaces, and other information that (a) may be used for and are reasonably required by Stac for interfacing between a Stac lossless data compression software system or program and any Microsoft operating system in a form sufficient to enable such compression software system or program to become installable and workable under the Microsoft operating system, and (b) are either (i) related to preloading a compression software system or program in MS-DOS, (ii) related to interfacing a compression software system with Chicago, or (iii) made available by Microsoft to any third party software developers.

        1.2 "DOUBLESPACE" means the algorithms, processes, data formats and other information relating to the lossless data compression and decompression technology included in the commercially available version of the Microsoft Products known as MS-DOS 6.0 and MS-DOS 6.2.

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        1.3 "DRIVESPACE" means the algorithms, processes, data formats and other information relating to the lossless data compression and decompression technology included in the commercially available version of the Microsoft Product known as MS-DOS 6.22.

        1.4 "EFFECTIVE DATE" means the date of this Agreement.

        1.5 "INTELLECTUAL PROPERTY RIGHTS" means all applicable copyrights, patents, trade secrets, inventions, processes and know-how.

        1.6 "MICROSOFT LICENSED PRODUCT" means any Microsoft Products made, used, sold, or otherwise disposed of by or for Microsoft that are covered by one or more claims of the Stac Patents and/or the Other Stac Patents. Microsoft Licensed Products do not include "private label" products (i.e., products with a source designation different than Microsoft) or other products sold without a designation that Microsoft is the source of the product.

        1.7 "MICROSOFT DEVELOPER INFORMATION" means manuals, development tools, application programming interfaces, format specifications and other materials and information, including but not limited to Microsoft Compression Interfaces, that are made available by Microsoft to third-party software developers (in written and machine readable format as available) for the development of products that interoperate with Microsoft Products.

        1.8 "MICROSOFT PATENTS" means the claims directed specifically to the Technical Field contained in any and all patents, issued or issuing on patent applications entitled to an effective filing date prior to June 20, 1999, under which patents or the applications therefor Microsoft has the right to grant licenses to Stac, including any and all reissues, reexaminations, divisional, continuation and continuation in part applications (including inventor's certificates and utility models and similar forms of legal protection of any country). A patent claim directed toward a method or apparatus that can be equally applied to a lossless data compression/decompression system as well as a system that does not include lossless data compression/decompression shall not be deemed to fall within the Technical Field solely because it can be used with or applied to lossless data compression/decompression.

        1.9 "MICROSOFT PRODUCTS" means any and all computer software products developed by or for Microsoft, including but not limited to MS-DOS, Windows, Windows for Workgroups, Windows NT, Chicago, Daytona and Cairo, in which Microsoft owns or has licensed the Intellectual Property Rights.

        1.10 "NET REVENUES" means all sums actually received by Microsoft from sales and licenses of Microsoft Licensed Products, less product returns, discounts, freight and

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shipping allowances, and all applicable taxes and other governmental levies, including sales and use taxes and export fees.

        1.11 "STAC PATENTS" means the claims in U.S. patent numbers 5,016,009 and 4,701,745 and claims directed specifically to the Technical Field contained in any and all patents, issued or issuing on patent applications entitled to an effective filing date prior to June 20, 1999, under which patents or the applications therefor Stac has the right to grant licenses to Microsoft, including any and all reissues, reexaminations, divisional, continuation and continuation in part applications (including inventor's certificates and utility models and similar forms of legal protection of any country). A patent claim directed toward a method or apparatus that can be equally applied to a lossless data compression/decompression system as well as a system that does not include lossless data compression/decompression shall not be deemed to fall within the Technical Field solely because it can be used with or applied to lossless data compression/decompression.

        1.12 "STAC PRODUCTS" means any and all computer software products developed by or for Stac, including but not limited to the product called Stacker, in which Stac owns or has licensed the Intellectual Property Rights.

        1.13 "OTHER STAC PATENTS" means the patent claims that are not considered to be "Stac Patents" contained in any and all patents issued or issuing on patent applications entitled to an effective filing date prior to June 20, 1999 under which patents therefor Stac has the right to grant licenses to Microsoft.

        1.14 "STAC LICENSED PRODUCTS" means any Stac Products made, used, sold or otherwise disposed of by or for Stac that are covered by one or more claims of the Microsoft Patents. Stac Licensed Products do not include "private label" products (i.e., products with a source designation different than Stac) or other products sold without a designation that Stac is the source of the product.

        1.15 "TECHNICAL FIELD" means (i) lossless data compression and/or decompression technology, (ii) data formats for lossless data compression/decompression, (iii) file and data management related to lossless data compression/decompression methods and apparatuses, including but not limited to storage and retrieval of losslessly compressed data, disk defragmentation, disk analysis and repair, cache management, preload, and file installation.

2.      GRANT OF LICENSE TO MICROSOFT

        2.1 GRANT OF LICENSE TO STAC PATENTS. Subject to the terms and conditions hereof including the consideration provided for in Section 2.5.1 below, Stac hereby grants to Microsoft during the Term of this Agreement a worldwide, non-exclusive, non-

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                                                                    CONFIDENTIAL

transferable, non-sublicensable (except as provided in Section 2.4.2), fully paid-up, license under the Stac Patents, to make, have made, use, sell and have sold Microsoft Licensed Products.

        2.2 GRANT OF LICENSE TO OTHER STAC PATENTS. Subject to the terms and conditions hereof including the consideration provided for in Section 2.5.2 below, Stac hereby grants to Microsoft a worldwide, non-exclusive, non-transferable, non-sublicensable (except as provided in Section 2.4.2), royalty-bearing, license under the Other Stac Patents to make, have made, use, sell and have sold Microsoft Licensed Products.

        2.3 GRANT OF CONVERSION LICENSE. To the extent any such license is required, and only to the extent required, Stac hereby grants to Microsoft a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free license under any Stac Intellectual Property Rights necessary for enabling Microsoft to include a conversion mechanism in Microsoft Products for converting users' data compressed by the retail releases of Stacker up to and including version 4.0 into data compressed by Microsoft Products, and to distribute such conversion mechanism through its normal business channels and to authorize users to use such conversion mechanisms.

        2.4 RESERVATION OF RIGHTS

                2.4.1 NO FOUNDRY RIGHTS. Without limiting the restrictions on "private labelling" as provided in Section 1.6 above, Sections 2.1 and 2.2 shall not be interpreted as granting any rights to Microsoft to manufacture third party products, wherein such products are designed by the third party without substantial input of Microsoft and such products are essentially sold only to that designing third party.

                2.4.2 SUBLICENSE RIGHTS. The licenses granted under Sections 2.1 and 2.2 shall provide Microsoft with the rights to sublicense third parties to manufacture, replicate, distribute, license, sell, use or otherwise engage in commercial activity authorized by Microsoft with respect to the Microsoft Licensed Products. Nothing in this Section 2.4.2. shall be interpreted to provide to Microsoft any implied or express license to sublicense to third parties Stac Patents and/or Other Stac Patents separate from the Microsoft Licensed Products.

        2.5 CONSIDERATION.

                2.5.1 LICENSE FEE FOR STAC PATENTS. Whether or not Microsoft elects to make, have made, use, sell and/or have sold Microsoft Licensed Products, Microsoft agrees to pay Stac a fully paid-up license fee of [*****]. The [*****] shall be paid by Microsoft to Stac in [*****] consecutive monthly payments of [*****]. Each

*****Confidential Treatment Requested



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payment shall be paid by the tenth (10th) calendar day of each month with the initial payment due on July 10, 1994, and subsequent payments due by the tenth
(10th) day of each succeeding month, the final payment being due by January 10, 1998. All payments shall be made in U.S. dollars by check or wire transfer, in the case of a wire transfer to a bank account designated by Stac. Microsoft's obligation to make the payments provided for under this Section 2.5.1 is secured by a pledge of shares of Series A Preferred Stock of Stac pursuant to that certain Stock Pledge and Security Agreement between Stac and Microsoft dated of even date herewith.


                2.5.1.1 The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

                (a) Nonpayment of any payment due under Section 2.5.1 within 15 days after Stac gives Microsoft written notice of such nonpayment or default.

                (b) A material breach of any of the license terms provided in
Section 2.

                2.5.1.2 If any Event of Default described in Section 2.5.1.1 occurs, the entire amount that remains payable under Section 2.5.1 shall immediately become due and payable without any election or action on the part of Stac. Interest shall accrue from the due date of any payment installment at six percent (6%) per annum, compounded quarterly. If six percent (6%) is adjudicated as being usurious, then the maximum permissible percentage shall apply. Microsoft hereby expressly waives any presentment, demand, protest, notice and right to trial by jury in connection with the payment obligation provided in
Section 2.5.1, now or hereafter required by applicable law, and agrees to pay all reasonable costs and expenses of collection, including without limitation reasonable attorneys' fees. In addition to any and all other remedies. Microsoft agrees that, if any Event of Default described in Section 2.5.1.1 occurs, Stac shall be entitled to immediately seek and obtain a temporary restraining order, preliminary and permanent injunction and any other form of relief against Microsoft, causing Microsoft to stop making, using and/or selling any Microsoft Licensed Products, and in connection therewith, Stac shall be excused from posting anything more than a nominal bond and from making any additional showing of irreparable injury.

        2.5.2 ROYALTY FEES FOR OTHER STAC PATENTS. For each Other Stac Patent used in Microsoft Licensed Products covered by one or more Other Stac Patents, Microsoft agrees to pay to Stac, within thirty (30) days of first commercial shipment of the first such Microsoft Licensed Product, a prepaid royalty of [*****] which shall be applied to royalty payments by Microsoft to Stac of [*****] of the first [*****] of Net Revenues and [*****] of Net Revenues over [*****] generated from the sales of such Microsoft Licensed Products covered by such Other Stac Patent.

*****Confidential Treatment Requested




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In the event that Microsoft has already paid license fees to Stac under this
Section 2.5.2 for a Microsoft Licensed Product, no additional license fees shall be due hereunder for additional Other Stac Patents covering the same Microsoft Licensed Product.

                2.5.2.1 MOST FAVORED NATION STATUS. Should Stac enter into another royalty-bearing license with a third party under the Other Stac Patents, with substantially the same license conditions as set forth in this Agreement for the Other Stac Patents in paragraphs 2.2 and 2.5.2, which has a royalty rate more favorable than the one set forth herein, taking into account any other consideration provided ("Favored Royalty Rate"), then Stac shall have thirty
(30) days to inform Microsoft of the existence of such an arrangement and Microsoft shall be entitled to the same Favored Royalty Rate from the date such royalty-bearing license was executed. Microsoft shall have the right to request and conduct confidential, independent audits of third party licenses as provided in the following paragraph.

        Stac shall maintain complete and accurate records of its license agreements to support and document the consideration exchanged and royalties payable in connection with the license granted under any Other Stac Patents. Such records shall be retained for a period of at least three (3) years after execution of the license agreement. Stac shall, upon written request, during normal business hours, but no more frequently than one time per year, provide access to such records to an independent accounting firm chosen and compensated by Microsoft, for purposes of the audit. Such accounting firm shall be required to sign a reasonable agreement with Stac protecting Stac's confidential information and shall be authorized by Stac to report to Microsoft only the terms of the consideration exchanged and royalties payable under the license agreements examined. In the event that any such audit shall uncover a more favorable royalty rate under the license agreement that was not passed onto Microsoft, Stac shall reimburse Microsoft for the cost of any audit, and royalties to be reimbursed to Microsoft due to the differing royalty rates, with interest thereon at six percent (6%) per annum within ten (10) calendar days of notice of such unreported royalty rate.

                2.5.2.2 PAYMENT OF ROYALTIES. Microsoft shall promptly pay to Stac, within thirty (30) days after the conclusion of each calendar quarter the amount of royalties accruing to Stac during such calendar quarter. Payment of royalties to Stac shall be accompanied by a detailed basis for determining the amount of such payment, including but not limited to, the number of units sold, the price for each unit, and the applicable royalty for each unit.

                2.5.2.3 AUDIT. Microsoft shall maintain complete and accurate accounting records, in accordance with sound accounting practices, to support and document revenue received and royalties payable in connection with the license granted in Section 2.2 above. Such records shall be retained for a period of at least three (3) years after the royalties to which such records relate have accrued and been paid.

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Microsoft shall, upon written request, during normal business hours, but no more frequently than one time per year, provide access to such records to an independent accounting firm chosen and compensated by Stac, for purposes of the audit. Such accounting firm shall be required to sign a reasonable agreement with Microsoft protecting Microsoft's confidential information and shall be authorized by Microsoft to report to Stac only the amount of royalties due and payable for the period examined. In the event that any such audit shall uncover a short fall of royalty payments due to Stac of 5% or more, Microsoft shall reimburse Stac for the cost of any audit, and the short fall in royalties due, with interest thereon at six percent (6%) per annum within ten (10) calendar days of notice of such shortfall.


        2.5.3  THIRD PARTY ROYALTIES. Notwithstanding the provisions of Section
2.5.1 and 2.5.2, in the event that Microsoft sells Microsoft Licensed Products that are covered by one or more claims of a Stac Patent or Other Stac Patent under which Stac has an ongoing royalty obligation to a third party, then Microsoft agrees (i) to use such patent in full compliance with any agreement between Stac and the third party and, notwithstanding anything contained in this
Section 2 to the contrary, (ii) to pay to Stac royalties with respect to sales of such Microsoft Licensed Products at the same royalty rate payable by Stac to such third party to the extent such royalty exceeds any royalty that is otherwise payable by Microsoft to Stac with respect to such Microsoft Licensed Products. Upon written request, Stac agrees to advise Microsoft in writing of any Stac Patents or Other Stac Patents which are subject to ongoing royalty obligations to a third party.

        2.5.4  TERMINATION OF ROYALTY PAYMENTS.

                2.5.4.1 In the event that either U.S. Patent No. 5,016,009 or 4,701,745 is declared invalid or rendered unenforceable, after a final judgment or reexamination and exhaustion of all appeals therefrom, any remaining Microsoft payments due under Section 2.5.1 shall be reduced by [*****] for each patent so declared invalid or rendered unenforceable as of the time of such final judgement or reexamination and exhaustion of all appeals.

                2.5.4.2 In the event that any claim contained in an Other Stac Patent licensed to Microsoft pursuant to Section 2.2 is declared invalid or rendered unenforceable, after final judgement or reexamination and exhaustion of all appeals therefrom, any Microsoft royalty payments due pursuant to Section
2.5.2 with respect to such claim shall terminate effective as of the time of such final judgement or reexamination and exhaustion of all appeals.

        2.5.5 TAXES. All license fees and other amounts to be paid by Microsoft herein are exclusive of any federal, state, municipal or other governmental taxes, including income, franchise, sales, use, value added, property, excise or similar tax, now or

*****Confidential Treatment Requested




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hereafter imposed on Stac. Such charges shall be the responsibility of Stac and may not be passed on to Microsoft. In the event taxes are required to be withheld on payments made hereunder by any U.S. (state or federal) or foreign government. Microsoft shall deduct such taxes from the amount owed Stac and pay them to the appropriate taxing authority. Microsoft shall in turn promptly secure and deliver to Stac an official receipt for any taxes withheld. Microsoft will use reasonable efforts to minimize such taxes to the extent permissible under applicable law.

3.      GRANT OF LICENSES TO STAC

        3.1 GRANT OF MICROSOFT PATENT LICENSE. Subject to the terms and conditions hereof, Microsoft hereby grants to Stac during the term of this Agreement a worldwide, non-exclusive, non-transferable, non-sublicensable (except as provided in the last sentence of this paragraph), royalty-free, license under the Microsoft Patents, to make, have made, use, sell and have sold Stac Licensed Products. This license shall provide Stac with the rights to sublicense third parties to manufacture, replicate, distribute, license, sell, use or otherwise engage in commercial activity authorized by Stac with respect to the Stac Licensed Products. Nothing in this Section 3.1 shall be interpreted to provide to Stac any implied or express license to sublicense to third parties Microsoft Patents separate from the Stac Licensed Products.

        3.2 GRANT OF MICROSOFT DEVELOPER INFORMATION LICENSE. Subject to the terms and conditions hereof, Microsoft hereby grants to Stac a worldwide, non-exclusive, non-transferable, non-sublicensable, payment bearing (in accordance with Section 3.2.1) license to utilize the Microsoft Developer Information provided under Section 5 to make, have made, use, sell and have sold Stac Licensed Products that utilize such Microsoft Developer Information.

                3.2.1 PAYMENT (IF ANY) OF MICROSOFT DEVELOPER INFORMATION FEES. Only to the extent that Microsoft requires third parties to pay fees for its licenses to the Microsoft Developer Information, Stac shall pay to Microsoft substantially the same fees for such Microsoft Developer Information as charged to other Named Accounts (defined below).

        3.3 GRANT OF CONVERSION LICENSE. To the extent any such license is required, and only to the extent required, Microsoft hereby grants to Stac a worldwide, non-exclusive, non-transferable, non-sublicensable, royalty-free license under any Microsoft Intellectual Property Rights necessary for enabling Stac to include a conversion mechanism in Stac Products for converting users' data compressed by either DoubleSpace or DriveSpace into data compressed by such Stac Products, and to distribute such conversion mechanism through its normal business channels, and to authorize users to use such conversion mechanisms.


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        3.4    RESERVATION OF RIGHTS.

                3.4.1 NO FOUNDRY RIGHTS. Without limiting the restrictions on "private labelling" as provided in Section 1.14, Sections 3.1, 3.2 and 3.3 shall not be interpreted as granting any rights to Stac to manufacture for third parties products, wherein such products are designed by the third party without substantial input of Stac and such products are essentially sold only to that designing third party.

        3.5    CONSIDERATION.

                3.5.1 The foregoing licenses from Microsoft to Stac are hereby granted as partial consideration for the licenses granted by Stac to Microsoft pursuant to Sections 2.1, 2.2 and 2.3 above, and Stac shall have no obligation to make any direct or indirect monetary payments to Microsoft for the right to practice the licenses granted by Microsoft.

                3.5.2 In addition to the foregoing licenses granted from Microsoft to Stac (Section 3.1, 3.2 and 3.3), that have been provided as partial consideration for the licenses granted by Stac to Microsoft, Microsoft also agrees to use DoubleSpace as its standard data compression technology for compressing previously uncompressed hard disks in the initial retail release of the operating system currently called Chicago and in the initial retail release of MS-DOS 7.0 (when and if such product becomes commercially available). Microsoft's commitment to utilize DoubleSpace as described above shall be (A) for a period of twelve (12) months from the general commercial release of Chicago or until the commercial availability of the next major release (e.g., version 4.0 to 4.1) of Chicago, whichever occurs later, and (B) for MS-DOS 7.0, twelve (12) months from the general commercial release of MS-DOS 7.0 or until the commercial availability of the next major release of MS-DOS 7 (e.g., version
7.0 to 7.1), whichever occurs later. This Section 3.5.2 shall not preclude Microsoft from (i) supporting compressed hard disks created using DriveSpace from MS-DOS 6.22, (ii) using DriveSpace or other compression technology in products other than Chicago and MS-DOS 7.0 or (iii) replacing DoubleSpace in Chicago or MS-DOS 7.0 during the restricted period if required to do so due to a claim of patent infringement by a third party. Microsoft's agreement to utilize DoubleSpace as described herein in Chicago and MS-DOS 7.0 for the periods set forth in this Section is based on Stac accepting reduced monetary compensation for the licenses granted by Stac to Microsoft herein.

                3.5.3 Notwithstanding the provisions of Section 3.5.1, in the event that Stac sells Stac Licensed Products that are covered by one or more claims of a Microsoft Patent under which Microsoft has an ongoing royalty obligation to a third party, then Stac agrees (i) to use such patent in full compliance with any agreement between Microsoft and the third party and, notwithstanding anything contained in this Section 3 to the contrary, (ii) to
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Products at the same royalty rate payable by Microsoft to such third party. Upon written request, Microsoft agrees to advise Stac in writing of any Microsoft Patents which are subject to ongoing royalty obligations to a third party.


                3.5.4 For a period of three (3) years after the Effective Date. Microsoft agrees not to make commercially available any Microsoft Product which has the sole function of performing real-time lossless data compression and decompression on a hard disk (e.g., such as Stacker).

        3.6 AGREEMENT TO NEGOTIATE FUTURE LICENSES. Microsoft agrees to negotiate in good faith with Stac regarding the grant of additional licenses under Microsoft patents that are not included in the definition for Microsoft Patents. Notwithstanding the foregoing, Stac acknowledges that Microsoft may elect not to license certain strategic patents to any third party.

4.      PATENT MARKING

        4.1 Commencing on the Effective Date, each party, unless advised otherwise by the other party, shall provide the appropriate patent notices with respect to Stac Licensed Products and Microsoft Licensed Products, as applicable, in accordance with this Agreement. Such products shall be marked with the word "Patent" or the abbreviation "Pat." together with the number of each patent which is applicable to the product, or when, from the character of the article, this cannot be done, by fixing to it, or to the package where one or more of them is contained, a label containing a like notice, or when this is impracticable by reference in the product manual. Said marking or label shall be in compliance with 35 U.S.C. Section 287(a).

        4.2 Should either party believe that the other is not marking its products licensed hereunder in accordance with Section 4.1, it will so notify the other party and the notified party will make reasonable efforts to correct any defect at the next reasonable opportunity (e.g., at the time the product is next revised).

5.      MOST FAVORED DEVELOPER RELATIONSHIP

        The provisions of this Section 5 shall extend until June 20, 1999 and thereupon expire.

        5.1 DEVELOPER INFORMATION ACCESS. Microsoft acknowledges that it has relationships with third parties who are "Named Accounts" to whom it assigns technical evangelists and provides Microsoft Developer Information and developer versions (beta versions) of its operating system products (including, but not limited to MS-DOS, Windows, Windows for Workgroups, Windows NT, and Chicago) and related development tools. Starting from the Effective Date of this Agreement, and until June

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20, 1999, Microsoft shall designate Stac as a Named Account and provide information and beta versions to Stac in a form and in a time frame no less favorable than other Named Accounts.

        5.2 CHICAGO BETA ACCESS. Notwithstanding Section 5.1, Microsoft agrees to provide Stac with the Chicago beta developer kit (known as M6) within ten
(10) days after the later of (i) the Effective Date and (ii) the release of M6 to Named Accounts. Additionally, Microsoft agrees to provide Stac with the opportunity to have a Stac Product, subject to reasonable quality testing by Microsoft, included with other third party products which will be made available to beta testers of the Chicago beta known as M7. Stac will also be eligible to participate in Microsoft's "First Wave" and other comparable programs for earlier adopters of Microsoft technology, with Microsoft's approval of Stac's entry into such programs not to be unreasonably withheld.

        5.3   TECHNICAL LIAISON.

                5.3.1 Microsoft shall appoint a Microsoft employee to act as the technical liaison for Microsoft ("Microsoft Technical Liaison"), having authority to provide information and answers to Stac's suggestions, questions and similar requests that he/she may be asked to provide to Stac, in a timely manner so that Stac's development of Stac Products may be accomplished without unreasonable delays. Stac shall also have reasonable access to other employees of Microsoft for the purpose of asking questions and obtaining follow-up information concerning the Microsoft Developer Information.

                5.3.2 The Microsoft Technical Liaison with a similarly appointed Stac technical liaison will establish a meeting schedule, as mutually agreed upon by the parties, the first meeting to occur within twenty (20) days after the Effective Date, to discuss issues concerning technical, marketing and other areas raised by either party. Each party shall designate their respective technical liaisons and notify the other party within twenty (20) days of the Effective Date.

        5.4    BUSINESS LIAISON.

                5.4.1 Microsoft shall appoint a Microsoft employee to act as the business liaison for Microsoft ("Microsoft Business Liaison"), having authority to provide information and answers regarding potential future business opportunities for the mutual benefit of the two parties. Stac shall also have reasonable access to other employees of Microsoft for the purpose of asking questions and obtaining follow-up information concerning such business opportunities.

                5.4.2 The Microsoft Business Liaison with a similarly appointed Stac business liaison will establish a quarterly meeting schedule as practical to occur in conjunction with meetings of Stac's Board of Directors, the first meeting to occur within

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forty-five (45) days after the Effective Date, to discuss future potential business opportunities as raised by either party. Each party shall designate their respective business liaisons and notify the other party within twenty (20) days of the Effective Date.

6.      CONFIDENTIALITY

        6.1 CONFIDENTIALITY. During the term of this Agreement, Stac and Microsoft both agree that the terms of this Agreement, any information regarding Microsoft's or Stac's research and development and all information revealed to Stac by Microsoft or by Microsoft to Stac in connection with this Agreement, and designated in writing as confidential, shall be treated as proprietary and shall be kept confidential. Stac and Microsoft shall take all reasonable steps to keep such information confidential. Except as permitted by this Agreement or required by law, Stac and Microsoft will not disclose such confidential information to any third party.

        6.2 EXCEPTIONS. The obligations of confidentiality contained in Section
6.1 will not apply to the extent that it can be established by a party by competent proof that such confidential information:

                (a) was already known to such party, other than under an obligation of confidentiality, at the time of disclosure;

                (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to such party (provided, however, that a combination of features individually in the public domain shall not fall within this exception unless the fact of such combination is also in the public domain);

                (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of such party in breach of this Agreement;

                (d) was disclosed to such party, other than under an obligation of confidentiality, by a third party who had no obligation to the other party not to disclose such information to others;

                (e) is authorized for release in writing by the disclosing party; or

                (f) is developed by such party completely independently of any such received confidential information.

        6.3 TERMS OF AGREEMENT. The business terms of this Agreement shall be entirely confidential, other than with respect to disclosures required to be made to

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                                                                    CONFIDENTIAL


regulatory agencies (such as the S.E.C. or the Internal Revenue Service) or as a result of court process.

7.      REPRESENTATIONS AND WARRANTIES

        7.1 MUTUAL. Each party hereby represents and warrants:

                (a) CORPORATE POWER. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

                (b) DUE AUTHORIZATION. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

                (c) BINDING AGREEMENT. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.      TERM; TERMINATION

        8.1 TERM. This Agreement shall become effective on the Effective Date, and continue in effect, unless sooner terminated as elsewhere provided in this Agreement, until the last to expire of the Stac Patents, the Other Stac Patents and the Microsoft Patents ("Term of this Agreement").

        8.2 TERMINATION.

                (a) Either party may terminate this Agreement upon written notice to the other party in accordance with Section 11.3 in the event of any default in the payment of any money due hereunder or any material breach of this Agreement by either party hereto, if the party receiving such notice fails to cure such breach within thirty (30) days after notice by the non-breaching party. Such termination shall be effective at the end of such thirty (30) days. Waiver of any such default or material breach by either party hereto shall not be construed as limiting any right of termination for a subsequent default or material breach.

                (b) Either party may terminate the licenses granted to the other party under this Agreement (subject to any rights the other party may have as a licensee of intellectual property under the U.S. Bankruptcy Code) immediately upon the other party's (i) becoming insolvent, (ii) commencing or having commenced against it (without

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                                                                    CONFIDENTIAL

dismissal within 60 days), any bankruptcy, insolvency, liquidation, reorganization or similar proceeding under any U.S. or foreign law, (iii) making an assignment for the benefit of its creditors, (iv) admitting in writing its inability to satisfy its debts in the ordinary course of business, or (v) taking an action resulting in or directed to ceasing, on a permanent basis, its business or relevant operations.

        8.3 EFFECT OF TERMINATION. Upon completion of the Term of this Agreement or any other termination of this Agreement, each party shall immediately, at its own expense, return to or destroy all confidential information of the other party in its possession. The termination of this Agreement shall in no event relieve Microsoft of its obligation to make the payments provided under Sections
2.5.1 and 2.5.2 (and the related subsections thereto).

9.      PROPRIETARY RIGHTS

        9.1 STAC OWNERSHIP. Microsoft acknowledges and agrees that the only rights transferring between the parties pursuant to this Agreement are license rights specifically granted herein. Nothing in this Agreement is intended to transfer title to any Stac Intellectual Property Rights or to take away from Stac its ownership rights in the Stac Patents or the Other Stac Patents.

        9.2 MICROSOFT OWNERSHIP. Stac acknowledges and agrees that the only rights transferring between the parties pursuant to this Agreement are license rights specifically granted herein. Nothing in this Agreement is intended to transfer title to any Microsoft Intellectual Property Rights or to take away from Microsoft its ownership rights in the Microsoft Patents.

10.     LIMITATION OF LIABILITY

        10.1 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, RELATING TO THE STAC PATENTS, THE OTHER STAC PATENTS, THE MICROSOFT PATENTS OR THE MICROSOFT DEVELOPER INFORMATION. EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY FURTHER HEREBY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE PRACTICE OF THE STAC PATENTS, THE OTHER STAC PATENTS, THE MICROSOFT PATENTS OR MICROSOFT DEVELOPER INFORMATION, OR THE MANUFACTURING USE OR SALE OF PRODUCTS WHICH INCORPORATE THE SUBJECT MATTER OF THE STAC PATENTS, THE OTHER STAC PATENTS, THE MICROSOFT PATENTS OR THE MICROSOFT DEVELOPER INFORMATION WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER

                                                                    CONFIDENTIAL


RIGHTS OF THIRD PARTIES. Nothing contained in this Agreement shall be construed as either a warranty or representation by either party as to the validity or scope of the Stac Patents, the Other Stac Patents, the Microsoft Patents or the Microsoft Developer Information. Neither party assumes any liability in respect of any infringement of any patent or other right of third parties due to the activities of the other party under this Agreement.

11.     MISCELLANEOUS

        11.1 WAIVER. A party's failure at any time to require the other party's performance of any obligation under this Agreement shall not affect such party's right to require subsequent performance of that obligation. Any waiver of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, waiver or modification of the provision itself or a waiver or any modification of any right under this Agreement.

        11.2 NONASSIGNMENT. Except as provided in this Paragraph 11.2, the rights and licenses granted herein are nonassignable. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating party (which may be withheld in the sole discretion of such party), except in connection with the sale of all or substantially all of a party's assets (by merger or otherwise). In the case of any permitted assignment under this Paragraph, this Agreement and the relevant provisions shall be binding upon, and inure to the benefit of, the successors, executors, representatives, administrators and assigns of the parties hereto.

        11.3 NOTICES. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as will be specified by like notice; provided, that notices of a change of address will be effective only upon receipt thereof):

        If to Stac:
        (two copies)

               STAC ELECTRONICS
               5993 Avenida Encinas
               Carlsbad, California 92008
               Telecopy: (619) 431-0880

               One copy marked "Attention: President" and the other marked "Attention: Chief Financial Officer"

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
                                                                    CONFIDENTIAL



        If to Microsoft:
        (two copies)

               MICROSOFT CORPORATION
               One Microsoft Way
               Redmond, Washington 98052-6399

               One copy marked "Attention: Treasurer," Telecopy: (206) 936-2625;
\              and the other marked "Attention: Law and Corporate Affairs,"
               Telecopy: (206) 869-1327

        11.4 SURVIVAL. Sections 1, 2.5.1, 2.5.2, 6, 7, 8, 9, 10, and 11 (and the
related subsections thereto) shall survive any termination of this Agreement pursuant to Section 8. Sections 3 and 5 (and the related subsections thereto) shall survive the termination of this Agreement pursuant to Section 8, unless this Agreement is terminated as a result of Stac's breach and failure to cure. Sections 2.1 and 2.3 (and the related subsections thereto) shall survive the termination of this Agreement pursuant to Section 8, unless this Agreement is terminated as a result of Microsoft's breach and failure to cure.

        11.5 SEVERABILITY. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

        11.6 GOVERNING LAW. Any and all disputes, controversies or claims arising from or relating to the terms, conditions and/or provisions of this Agreement, including, without limitation, any and all such disputes, controversies or claims involving the interpretation and construction of this Agreement, shall be resolved by reference to and in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California. Any and all litigation regarding disputes, controversies or claims arising from or relating to the terms, conditions and/or provisions of this Agreement, including, without limitation, any and all such disputes, controversies or claims involving or relating to the interpretation and construction of this Agreement, shall be brought and maintained in the federal or state courts, as appropriate depending on the nature of the subject matter of such litigation, located within the County of Los Angeles, California. The parties hereby expressly consent to the exclusive jurisdiction of such courts with respect to any and all such litigation.

        11.7 SECTION HEADINGS. The heading to Sections and this Agreement are to facilitate reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

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
                                                                    CONFIDENTIAL

        11.8 ENTIRE AGREEMENT. The terms and conditions contained herein, together with the Settlement Agreement and the Stock Pledge and Security Agreement, constitute the complete, final and exclusive Agreement between the parties, and supersede all previous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof. No modification, alteration, addition or change in the term hereof shall be binding on either party hereto unless reduced to writing and duly executed by the parties in the same manner as the execution of this Agreement.

        11.9 FORCE MAJEURE. Neither party will have any liability to the other for a failure to perform under this Agreement, other than Microsoft's obligation to pay money pursuant to Section 2.5.1 and 2.5.2, caused by circumstances over which such party has no control, including, without limitation, strikes, floods, riots or civil unrest, governmental actions, earthquakes, so long as the affected party takes actions that are reasonable under the circumstances to limit the delay in performance caused by such event.

        11.10 ATTORNEY'S FEES TO PREVAILING PARTY. In the event of any litigation or other proceedings (including proceedings in bankruptcy) concerning or related to this Agreement, the prevailing party, solely as between Stac and Microsoft, shall be entitled to recover its reasonable attorneys' fees and expenses incurred in connection with such proceedings.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

MICROSOFT CORPORATION                   STAC ELECTRONICS


By:/s/ GREGORY B. MAFFEI                By: /s/ ROBERT A. MONSOUR
   ---------------------                    --------------------------------
   Gregory B. Maffei,                       Robert A. Monsour,
   Treasurer                                Vice President, Business Development

                                       17